                          Offer to Purchase for Cash
                         All Outstanding Common Shares
          (Including Common Shares Issuable Upon Exercise of Options)

                                      of

                           HAWKER PACIFIC AEROSPACE
                                      at
                                $3.25 Per Share
                                      by

                         LHT ACQUISITION CORPORATION,
                         a wholly-owned subsidiary of
                                LHT TECHNIK AG

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                 NEW YORK CITY TIME ON FRIDAY, APRIL 5, 2002,
                         UNLESS THE OFFER IS EXTENDED.

                                                                 MARCH 11, 2002

To Our Clients:

   Enclosed for your consideration are the offer to purchase, dated March 11, 2002 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") in connection with the Offer by LHT Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Lufthansa Technik AG, a corporation organized under the laws of the Federal Republic of Germany ("Parent"), to purchase all issued and outstanding shares of common stock, no par value, of Hawker Pacific Aerospace, a California corporation (the "Company"), and common shares issuable upon the exercise of options to purchase common shares (collectively, the "Shares") at a price of $3.25 per share, in cash, without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase. Holders of options having exercise prices under the Company's stock option plan or management stock option agreements of less than $3.25 per share (the "Option Shares") will have the opportunity to exercise their options conditionally, so that their exercise will only take effect if the Purchaser accepts their Option Shares for payment. The Purchaser is offering to pay the holders of such options $3.25 per share less the per share exercise price and any required withholding taxes for each Option Share purchased in the Offer. Also enclosed is the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

   Shareholders whose certificates evidencing common shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other documents required by the Letter of Transmittal to the U.S. Stock Transfer Corporation prior to the Expiration Date (as defined in the Offer to Purchase unless the Offer is extended, as defined in Section 9 of the Offer to Purchase) or who cannot complete the procedure for delivery by book-entry transfer to the depositary's account at the Book-Entry Transfer Facility (as defined in Section 10 of the Offer to Purchase) on a timely basis and who wish to tender their common shares must do so pursuant to the guaranteed delivery procedure described in Section 10 of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the depositary.

   This material is being sent to you as the beneficial owner of common shares held by us for your account but not registered in your name. We are the registered holder of common shares held by us for your account. A tender of such common shares can be made only by us as the registered holder and pursuant to your instructions. The Letter of Transmittal is being furnished to you for your information only and cannot be used by you to tender shares held by us for your account.

   We request instructions as to whether you wish to have us tender on your behalf any or all of the common shares held by us for your account upon the terms and subject to the conditions set forth in the Offer to Purchase.

   Your attention is directed to the following:

    1. The offer price is $3.25 per share, in cash, without interest thereon, less any applicable withholding taxes.

    2. The board of directors of the Company (with one member not in attendance), based in part upon the recommendation of a special committee of independent directors of the board, has unanimously (with the two Parent-designated directors in attendance abstaining) approved the Offer, the Merger Agreement (as defined below) and the Merger (as defined below), and has unanimously (with the two Parent-designated directors in attendance abstaining) determined that the Offer, the Merger Agreement (as defined below) and the Merger (as defined below) are advisable and fair from a financial point of view to, and in the best interests of, the unaffiliated shareholders of the Company and recommends that the unaffiliated shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

    3. The Offer and withdrawal rights expire at 12:00 midnight, New York City Time, Friday, April 5, 2002, unless the Offer is extended.

    4. The Offer is being made for all outstanding Shares.

    5. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 7, 2002 (the "Merger Agreement"), among the Purchaser, Parent and the Company, pursuant to which, following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, the Purchaser intends to merge with and into the Company under California law.

          The purpose of the Offer is to acquire the entire equity interest in the Company. The Offer is being made pursuant to the Merger Agreement. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser and further provides that, following the consummation of the Offer, upon the terms and subject to the conditions of the Merger Agreement and California General Corporation Law (the "CGCL"), the Purchaser shall act to merge the Company and the Purchaser in a "short-form" merger (the "Merger"). Upon consummation of the Merger, the Company will continue as the surviving entity under the CGCL (the "Surviving Company") and will be a privately held company, wholly-owned by Parent. At the time the Merger becomes effective, each then outstanding common share (other than common shares (a) owned by the Parent or the Purchaser, which Shares, by virtue of the Merger, will be cancelled and retired and will cease to exist with no payment being made with respect thereto, and (b) held by holders who properly exercise their appraisal rights in accordance with the CGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be cancelled and without any action on the part of the holder thereof, be converted into the right to receive in cash an amount per common share equal to the Offer Price, without interest, less any required withholding tax upon the surrender of the certificate(s) representing such common shares. See Sections 4 and 18 of the Offer to Purchase. The consummation of the Merger is subject to the satisfaction or waiver, where permissible, of certain conditions. See Section 19 of the Offer to Purchase.

          Under the CGCL, the Merger may not be accomplished for cash paid to the Company's shareholders if the Purchaser owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares, unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves the terms and conditions of the Merger and the fairness thereof after a hearing. In addition, under the CGCL, the Merger may not be accomplished without the delivery of a fairness opinion to the Company. That opinion has been delivered by Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the financial advisor to the special committee of the Company's Board of Directors.

    6. The Offer is conditioned upon there being validly tendered and not properly withdrawn prior to the expiration of the initial offering period and any extensions thereof for the Offer that number of common shares which, together with any common shares then beneficially owned by the Purchaser or Parent, represents at least 90% of the total number of outstanding common shares on a fully diluted basis on the date of purchase. See Section 19 of the Offer to Purchase.

   Tendering shareholders whose common shares are registered in their own name and who tender their common shares directly to the depositary will not be obligated to pay brokerage fees or commissions on the purchase of common shares by the Purchaser pursuant to the Offer. Tendering shareholders who hold common shares through a broker or bank will need to check with such institution as to whether they will be charged any service fee. Except as set forth in Instruction 6 of the Letter of Transmittal, the Purchaser will pay stock transfer taxes, stamp duty or other such taxes incident to the transfer to it of validly tendered common shares.

   The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal, and any supplements or amendments thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities laws, blue sky laws or any other laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

   If you wish to have us tender any or all of your common shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your common shares, all such common shares will be tendered unless otherwise specified on the instruction form contained in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

   In all cases, payment for common shares accepted for payment pursuant to the Offer will be made only after timely receipt by the depositary of (1) certificates for, or a timely Book-Entry Confirmation (as defined in Section 10 of the Offer to Purchase) with respect to, such common shares, (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 10 of the Offer to Purchase, an Agent's Message (as defined in Section 10 of the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for common shares or Book-Entry Confirmations with respect to common shares are actually received by the depositary. The Purchaser will not have any obligation to pay interest on the purchase price for tendered common shares, whether or not the Purchaser exercises its right to extend the Offer.

   If holders of common shares wish to tender common shares, but it is impracticable for them to forward their Share Certificates or other required documents to the depositary prior to the Expiration Date or to comply with the procedures for book-entry transfer on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified under Section 10 of the Offer to Purchase.

          Instructions With Respect to the Offer to Purchase for Cash
                         All Outstanding Common Shares
          (Including Common Shares Issuable Upon Exercise of Options)

                                      of

                           HAWKER PACIFIC AEROSPACE
                                      at
                                $3.25 Per Share

                                      by

                         LHT ACQUISITION CORPORATION,
                         a wholly-owned subsidiary of
                             LUFTHANSA TECHNIK AG

   The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 11, 2002, and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") in connection with the Offer by LHT Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Lufthansa Technik AG, a corporation organized under the laws of the Federal Republic of Germany ("Parent"), to purchase all of issued and outstanding shares of common stock, no par value, of Hawker Pacific Aerospace, a California corporation (the "Company"), and common shares issuable upon the exercise of options to purchase common shares, at a price equal to $3.25 per common share, in cash, without interest thereon, less any required withholding taxes. Holders of options having exercise prices under the Company's stock option plan or management stock option agreements of less than $3.25 per share (the "Option Shares") will have the opportunity to exercise their options conditionally, so that their exercise will only take effect if the Purchaser accepts their Option Shares for payment. The Purchaser is offering to pay the holders of such options $3.25 per share less the per share exercise price and any required withholding taxes for each Option Share purchased in the Offer.

   This will instruct you to tender to the Purchaser the number of common shares indicated below (or, if no number is indicated below, all common shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.


   Number of common shares to be tendered:*__________________________
                                            SIGN HERE:


Signature(s): __________________________________________________________________

   Account
Number: ______________________________________________________________

   Please type or print
name(s): _____________________________________________________

   Please type or print address(es)
here: _______________________________________________

   Area Code and Telephone
Number: ________________________________________________

   Taxpayer Identification or Social Security
Number(s): _________________________________

   Dated: __________________, 2002

Unless otherwise indicated, it will be assumed that all common shares held by us for your account are to be tendered.

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